Exhibit 10.1

Domtar Corporation Head Office 395 de Maisonneuve Blvd. West Montreal, QC H3A 1L6 Operations Center 100 Kingsley Park Dr. Fort Mill, SC 29715-6476

January 27, 2014

Mr. Michael D. Garcia

6A Els Street

Pretoria, South Africa

Dear Mike,

On behalf of the Management Committee, it is my pleasure to confirm our offer of employment with Domtar Corporation and its subsidiaries and affiliates (collectively the “Company” or “Domtar”) as President, Pulp and Paper.

This offer letter sets forth the terms of our offer and describes your compensation and benefits package. All compensation payments set forth herein and during your employment will be subject to any necessary withholdings and authorized and/or required deductions.

1. Position and Duties. As President, Pulp and Paper, you will be a member of the Management Committee, reporting directly to me, and will be responsible for setting the strategic direction of Domtar’s Pulp and Paper business as well as evaluating and developing leadership talent supportive of Domtar’s corporate Vision, Mission and Values. More specifically you will have responsibility for Domtar’s Pulp and Paper business:

•	Profit and Loss
•	Safety
•	Development of the annual operating plan and strategic plan
•	Product development and innovation
•	Customer and market development and relationship management
•	Commercial and sales operations
•	Operational oversight for all manufacturing locations
•	Leadership of the business team

2. Location. Your office will be located in Fort Mill, SC, USA. However, given the breadth of your responsibilities, frequent travel to other locations will be required to properly fulfill your responsibilities.

3. Salary. Your annual base salary will be US$625,000, payable in accordance with Domtar’s normal payroll practices.

4. Annual Incentive Bonus. While you are employed you will be eligible to participate in the Domtar Corporation Annual Incentive Plan or any successor plan. Your target annual bonus opportunity under the Annual Incentive Plan for fiscal year 2014 will be 89% of the base salary earned in such position. Actual bonus payments will be determined based on performance results (personal and corporate) versus the applicable performance criteria established by the Board of Directors of the Company, and are contingent upon your continued employment through the bonus payment date. Any annual bonus with respect to a particular year will be payable promptly following the receipt of Domtar’s audited financial statements for such year and in any event within two and a half months of the end of such year.

5. Long-Term Incentive Awards. You will be eligible to participate in the Domtar Corporation Omnibus Incentive Plan in 2014 at a level equivalent to 140% of your base salary.

6. Additional Award. To compensate for long term incentive payments and other compensation from your current employer which you will forfeit by reason of accepting employment with the Company and to induce you to accept employment under the terms and conditions of this offer letter, you will receive a one-time Restricted Share Unit (“RSU”) award under the Domtar Corporate Omnibus Incentive Plan with an aggregate Grant Date fair value of US$840,000. Such grant will be made as soon as practically feasible after your Start Date, as defined on the signature page of this offer. The award will be subject to the terms and provisions of the Domtar Corporation Omnibus Incentive Plan and a RSU Agreement, and will cliff vest in its entirety on the third anniversary of the Grant Date. In the event that your departure will not result in your forfeiting long term incentive payments and other compensation from your current employer, you agree and accept that you will not receive from the Company any additional award contemplated under this Section 6.

7. Employee Benefits. While employed by Domtar, you will be eligible to participate in the employee benefit plans and programs generally available to employees in your position, subject to the terms and conditions of such plans and programs. Detailed information about the benefit plans and about our human resources policies and programs will be provided to you separately. You will be entitled to four (4) weeks annual paid vacation.

You hereby acknowledge that the benefits described in this Section and in Sections 4 and 5 may be subject to change from time to time, except with respect to target bonus opportunity and equity grant levels for fiscal year 2014.

8. Relocation. You will relocate from Pretoria, South Africa to the Charlotte, North Carolina, USA area within 90 days of your Start Date. At such time, you will be eligible for reimbursement of the expenses you will incur in connection with such relocation pursuant to Domtar’s U.S. Relocation Policy, relevant portions of which is attached to this offer letter for your reference. After your Start Date, the Company will reimburse your reasonable temporary accommodation expenses in Charlotte, NC for a maximum period of three (3) months. Until cars can be purchased, the Company will cover the rental costs for two (2) cars with GPS upon arrival in Charlotte for a maximum period of one (1) month. A one-time settlement allowance of US$80,000, less statutory withholdings, will be paid to you in a lump sum shortly after your Start Date.

9. Termination of Employment. Upon an involuntary termination of your employment by Domtar for reasons other than cause or a breach by you of the terms and conditions of this letter (including but not limited to any breach by you of any representation or warranty made by you in this letter), subject to your execution within 30 days after your termination of a general release in a form provided by the Company, you will be eligible to receive severance in accordance with Domtar’s Severance Program for Management Committee Members, a copy of which is attached to this offer letter for your reference. Severance will be payable in a lump sum within 90 days after your termination of employment (but in no event later than March 15th of the calendar year after the year of your Separation from Service (as such term is defined in Section 409A of the US Internal Revenue Code and the applicable regulations and guidance (“Section 409A”)).

Severance provided under this Section 9 includes any pay in lieu of notice and severance pay required by law and is in lieu of and not in addition to any severance payable under any applicable Domtar severance policy.

Notwithstanding anything else contained in this offer letter to the contrary, if you are a “specified employee” within the meaning of any Company specified employee policy in effect at the time of your Separation from Service or, if no such policy is then in effect, Section 409A, any payment required to be made to you hereunder upon or following the date of your Separation from Service shall be delayed until after the six month anniversary of your Separation from Service to the extent necessary to comply with, and avoid imposition on you of any tax penalty imposed under, Section 409A. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the 10 day period following the six month anniversary of the date of your Separation from Service.

10. Conditions. Your employment is subject to and contingent upon satisfactory completion of all pre-employment and post-employment processing, including, but not limited to, background screening involving review of criminal records, the verification of work history, education and references, as well as all applicable U.S. immigration requirements prior to the Start Date. Your employment is conditioned upon your agreement to the non-competition and non-solicitation provisions as set forth herein. Your employment is further conditioned upon your agreement to sign the Company’s form of Confidential Information and Intellectual Property Agreement.

11. Representations and Warranties. You represent and warrant that (1) you will not possess as of your Start Date and during your employment with Domtar, any material, tangible, confidential or proprietary information, including documents, files, disks, or other materials, belonging to your former employer or its affiliates; (2) as of your Start Date, you have not solicited any employees of your former employer or its affiliates to change their association with your former employer or its affiliates; (3) as of your Start Date, you are not subject to any ongoing non-competition agreement or similar restrictive covenants with any of your former employers or their affiliates; (4) all representations and warranties made by you in the course of your application to Domtar are true and correct and you have not made any material misrepresentation or omission in the course of your application to Domtar regarding employment or your ability to perform the position offered; and (5) no representations were made to you concerning this offer or the terms or conditions of your anticipated employment except as expressly set out in this letter.

12. Non-Competition. While you are employed, and during the period commencing on the date of your Separation from Service and ending 24 months thereafter (such period, the “Restriction Period”), you agree that you shall not, directly or indirectly, engage in business with, serve as an agent or consultant to, become a general partner, member, principal, stockholder, equity holder (other than a holder of less than 2% of the outstanding voting shares of any publicly held entity) of, or become employed in a management position by, any person, firm, corporation, or other entity that competes with the Business (as hereinafter defined) of the Company in North America or any other location or market in which the Company conducts its Business or markets its products, except where (i) the business of such person, firm or other entity that competes with the business of the Company is negligible or incidental to the primary business of such firm such that less than 10% of the consolidated revenues of such person, firm or other entity comes from the competing business, (ii) your interest or association with such person, firm, corporation, or other entity does not and will not in any way relate to the business of the Company, or the duties you performed on behalf of the Company, and (iii) prior to your commencing any such employment, you certify in writing to the Company that the position satisfies the requirements of clauses (i) and (ii) above and that you have informed such entity of the restrictions on your activities contained in this offer letter. Whether any such person, firm or entity competes with the Business of the Company shall be determined in good faith by the Company. For purposes of this offer letter, “Business” shall mean the Pulp and Paper segment of the Company as described in the Company’s most recent annual report on Form 10-K during your employment or at the time of your Separation from Service, as applicable, or other similar report under the Company’s securities law or stock exchange requirements at such time.

13. Non-Solicitation of Employees. During the Restriction Period, you agree that you shall not, directly or indirectly, for your own account or for the account of any other person or entity with which you are or shall become associated in any capacity, (i) solicit for employment, employ or otherwise interfere with the relationship of the Company with any person who at any time during the twelve (12) months preceding such solicitation, employment or interference, is or was employed by or otherwise engaged to perform services for the Company, other than any such solicitation or employment during your employment with the Company on behalf of the Company, or (ii) induce any employee of the Company who is a member of management to engage in any activity which you are prohibited from engaging in under any of Sections 12 to 15 inclusive to terminate his or her employment with the Company. For purposes of this Section 13, the placement of “help wanted” advertisements, postings on internet job sites and searches by employment search companies which are not specifically targeting employees of the Company shall not result in a violation of this Section 13.

14. Non-Solicitation of Customers. During the Restriction Period, you shall not, directly or indirectly, (a) induce or attempt to induce any customer, distributor, supplier, or other business relation of the Pulp and Paper segment of the Company to cease doing business with, or reduce the amount of business conducted with, the Pulp and Paper segment of the Company; or (b) solicit or otherwise attempt to establish for yourself or any other person, firm, or entity anywhere in North America, or in any other location or market in which the Company conducts the Business or markets its products, (i) any business relationship of a nature that is competitive with the Business, or (ii) any business relationship of a nature that is competitive with the relationship of any Affiliate of the Company, with any person, firm, or corporation which was a customer, client, or distributor of any Affiliate of the Company during the period during which you are employed or during the twelve-month period preceding the date of your Separation from Service (and whom you came into contact with or had knowledge of as a result of your employment with the Company), other than any such solicitation for the benefit of the Company during your employment with the Company.

15. Confidential Information. During your employment with the Company and at all times thereafter, except as required pursuant to your good faith exercise of your duties under Section 1 of this offer letter, you will not, except with the express consent of Domtar’s President and CEO or his authorized representative, disclose any Confidential Information of Domtar, as defined below, to any third person or party unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of your breach of this offer letter).

16. Return of Property. In the event of the termination of your employment for any reason, you shall deliver to Domtar all of its property and non-personal documents and data of any nature and in whatever medium (and any and all copies thereof) pertaining to your employment with Domtar, and you shall not take with you any such property, documents or data of any description or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

17. Miscellaneous. You agree that you will abide by and adhere to all laws and rules and regulations of the various regulatory and/or self-regulatory organizations of which Domtar or any of its Affiliates are members, as well as all internal rules, regulations, policies and codes of conduct that Domtar has established.

Employment with Domtar is at-will. Accordingly, this letter shall not be construed as a contract for employment for any period of time. Domtar reserves the right to terminate your employment at any time for any reason whatsoever and with or without notice; likewise, you are free to terminate your employment at any time for any reason whatsoever and with or without notice. The terms of this letter may not be amended unless such amendment is agreed to in writing and signed by you and two authorized officers of Domtar.

This letter contains the entire understanding and agreement between the parties concerning the subject matter hereof, and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the parties with respect thereof. No waiver by either party of any breach by the other party of any condition or provision contained in this letter to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by an authorized officer of Domtar.

This offer letter shall be governed, construed and enforced in accordance with the laws of the State of South Carolina and the federal laws of the United States of America without regard to any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this letter to the substantive law of another jurisdiction. In the event that any provision or portion of this letter shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this letter shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. You may not assign this letter; however, Domtar may assign this letter to any of its Affiliates or successors.

18. Confidentiality. You agree to keep the terms of this letter strictly confidential in whole and in part, and further agree not to disclose the terms of this letter to any person or entity except as permitted by law or legal process, and except for disclosure to your attorneys, accountants and/or immediate family, provided that those individuals are advised of the confidential nature of such disclosure. You may also disclose to a prospective or subsequent employer the terms of the restrictive covenants set forth in Sections 12 through 15. Notwithstanding the foregoing, if you disclose the contents of this letter other than as permitted by this paragraph without prior authorization, Domtar reserves the right to rescind all of the terms of this letter and subject you to disciplinary action, including termination of your employment for cause.

19. Definitions.

(a) “Affiliate” means any entity with whom the Company would be considered a single employer under Sections 414(b) or 414(c) of the Code except that, in making such determination, “at least fifty (50) percent” will be substituted for “at least eighty (80) percent” each place it appears therein.

(b) “Code” means the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

(c) “Confidential Information” means any information about the Company or any Affiliate and their employees, customers and/or suppliers which is not generally known outside of the Company or any Affiliate, which you learn of in connection with your employment with the Company or any Affiliate, and which would be useful to competitors or the disclosure of which would be damaging to the Company or the Affiliate. Confidential Information may include, but is not necessarily limited to: (A) business and employment policies, marketing methods and the targets of those methods, finances, business plans, promotional materials and price lists; (B) the Company’s or any Affiliate’s manufacturing techniques; (C) the terms upon which the Company or any Affiliate obtains products from their suppliers and sells services and products to customers; (D) the nature, origin, composition and development of the Company’s or the Affiliate’s services and products; (E) the manner in which the Company or any Affiliate provides products and services to their customers, and (F) Trade Secrets, as defined below. Confidential Information does not include information that (A) has been voluntarily disclosed to the public by the Company or any Affiliate, except where such public disclosure has been made by you without authorization from the Company or the Affiliate; (B) has been independently developed and disclosed by others; or (C) which has otherwise entered the public domain through lawful means.

(d) “Trade Secrets” means the trade secrets of the Company or any Affiliate as defined under applicable law.

20. Severability. The parties further agree that each paragraph of this Agreement and each covenant, promise, and provision within each paragraph is severable from the remainder of the Agreement. Accordingly, the parties agree that if in any judicial proceeding a court shall determine that any paragraph or any covenant, promise, or provision contained in any paragraph, or part thereof, is unenforceable, it shall be deemed to be severed, and the remainder of the Agreement shall be enforced according to its terms and to the fullest extent permitted by law.

21. Remedies and Enforcement. You acknowledge and agree that a breach of the provisions of Sections 12 through 15 of this Agreement by you will cause serious and irreparable damage to the Company that will be difficult to quantify and for which monetary damages alone will not be adequate. Accordingly, you agree that if the Company should bring an action to enforce its rights under Sections 12 through 15 of this Agreement and if the Company establishes that you breached any of your obligations under this Agreement, the Company shall be entitled to temporary and/or permanent injunctive relief without the need for posting a bond as well as reasonable costs and attorneys’ fees incurred by the Company in bringing and prosecuting any action for breach. Further, you waive the defense in any judicial proceeding that there is an adequate remedy at law for any such breach.

We are pleased by the prospect of your joining Domtar and look forward to the opportunity to work with you. Please sign below to signify your acceptance of our offer of employment and its terms. Should you have any questions with regard to any of the items indicated above, please let me know.

Sincerely,

(s) John D. Williams
John D. Williams President and Chief Executive Officer

AGREED AND ACCEPTED:

I HAVE READ THE ABOVE TERMS AND ACCEPT THE OFFER OF EMPLOYMENT FROM THE COMPANY, AS STATED. I FURTHER UNDERSTAND AND AGREE THAT I WILL COMPLY WITH ALL OF THE CONDITIONS OF EMPLOYMENT AS SET FORTH HEREIN, INCLUDING BUT NOT LIMITED TO THE CONDITIONS PRECEDENT TO EMPLOYMENT AND THE POST-TERMINATION RESTRICTIONS SET FORTH HEREIN.

I request that my first day of employment be 1 May, 2014 (the “Start Date”)

(s) Michael D. Garcia	31 January, 2014
Michael D. Garcia	Date

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